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EXHIBIT 21


List of Subsidiaries of First Seismic Corporation


FIRST SEISMIC Corporation, a Delaware Corporation (PARENT)

FORTESA Corporation, a Texas Corporation

FIRST EXCHANGE Corporation, a Delaware Corporation

FIRST EXCHANGE Limited, a United Kingdom Corporation

Blackwell Supply, Inc., d.b.a. Blackwell Trading, Inc., a Delaware corporation.